Exhibit 23.1

Deloitte & Touche LLP
Suite 800
1750 Tysons Boulevard
McLean, VA 22102-4219
USA

Tel: +1 703.251.1000
Fax: +1 703.251.3400
www.us.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2012, relating to the consolidated and combined financial statements of Exelis Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the fact that the consolidated and combined financial statements were prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations of the Company had it been operated as an independent entity) appearing in the Annual Report on Form 10-K of Exelis Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

McLean, Virginia

August 21, 2012

Member of
Deloitte Touche Tohmatsu